Exhibit 10.1

ESCROW AGREEMENT

ESCROW AGREEMENT (“Agreement”) dated December 3, 2013 by and among Kitara Media Corp., a Delaware corporation (“Kitara”), Reitler Kailas & Rosenblatt LLC, acting as the representative (the “Representative”) of the former stockholders (the “HG Stockholders”) of Health Guru Media, Inc. (“Health Guru”), and Continental Stock Transfer & Trust Company, as escrow agent (the “Escrow Agent”).  Capitalized terms used herein that are not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement (as defined below).

Kitara, Kitara Media Sub, Inc. (“Merger Sub Inc.”), Health Guru and certain of the HG Stockholders are parties to the Merger Agreement and Plan of Reorganization, dated as of December 3, 2013 (the “Merger Agreement”), pursuant to which Merger Sub Inc. has merged with and into Health Guru with Health Guru surviving the merger and becoming a wholly-owned subsidiary of Kitara.  Pursuant to the Merger Agreement, Kitara is to be indemnified in certain respects by the HG Stockholders and the HG Stockholders are to be indemnified in certain respects by Kitara.  The parties desire to establish an escrow fund as collateral security for the foregoing indemnification obligations.  The Representative has been designated pursuant to the Merger Agreement to represent the HG Stockholders and each Permitted Transferee (as hereinafter defined) of the HG Stockholders (the HG Stockholders and all such Permitted Transferees are hereinafter referred to collectively as the “Owners”), and to act on their behalf for purposes of this Agreement.

The parties agree as follows:

1.            (a)            Concurrently with the execution hereof, an aggregate of 1,800,000 shares of Kitara Common Stock issued to the HG Stockholders and delivered to them at the Closing pursuant to the Merger Agreement, which shall be allocated among the HG Stockholders in accordance with the allocation set forth on Schedule 1(a) attached hereto shall be delivered to the Escrow Agent to be held in escrow pursuant to the terms of this Agreement and Section 1.11 of the Merger Agreement.  The shares of Kitara Common Stock represented by the stock certificates so delivered to the Escrow Agent are herein referred to in the aggregate as the “Escrow Fund.”  The Escrow Agent shall maintain a separate account for each HG Stockholder, and, subsequent to any transfer permitted pursuant to Paragraph 1(e) hereof, each Owner’s, portion of the Escrow Fund.

(b)          The parties hereby appoint the Escrow Agent to act, and the Escrow Agent hereby agrees to act as escrow agent and to hold, safeguard and disburse the Escrow Fund solely pursuant to the terms and conditions hereof.  The Escrow Agent shall treat the Escrow Fund as a trust fund in accordance with the terms of this Agreement and not as the property of Kitara. The Escrow Agent’s duties hereunder shall terminate upon its distribution of the entire Escrow Fund in accordance with this Agreement.

(c)          Except as herein provided, the Owners shall retain all of their rights as stockholders of Kitara with respect to the shares of Kitara Common Stock constituting the Escrow Fund during the period the Escrow Fund is held by the Escrow Agent (the “Escrow Period”), including, without limitation, the right to vote their shares of Kitara Common Stock included in the Escrow Fund.

(d)          During the Escrow Period, all dividends payable in cash with respect to the shares of Kitara Common Stock then contained in the Escrow Fund shall be paid to the Owners, but all dividends payable in shares or other non-cash property (“Non-Cash Dividends”) shall be delivered to the Escrow Agent to hold in accordance with the terms hereof.  As used herein, the term “Escrow Fund” shall be deemed to include the Non-Cash Dividends distributed thereon, if any.

(e)          During the Escrow Period, no sale, transfer or other disposition may be made of any or all of the shares of Kitara Common Stock in the Escrow Fund except (i) to a “Permitted Transferee” (as hereinafter defined), (ii) by virtue of the laws of descent and distribution upon death of any Owner, or (iii) pursuant to a qualified domestic relations order; provided, however, that such permitted transfers may be implemented only upon the respective transferee’s written agreement to be bound by the terms and conditions of this Agreement.  As used in this Agreement, the term “Permitted Transferee” shall include: (x) members of an HG Stockholder’s “Immediate Family” (as hereinafter defined); (y) an entity in which (A) an HG Stockholder and/or members of an HG Stockholder’s Immediate Family beneficially own 100% of such entity’s voting and non-voting equity securities, or (B) an HG Stockholder and/or a member of such HG Stockholder’s Immediate Family is a general partner and in which such HG Stockholder and/or members of such HG Stockholder’s Immediate Family beneficially own 100% of all capital accounts of such entity; and (z) a revocable trust established by an HG Stockholder during his lifetime for the benefit of such HG Stockholder or for the exclusive benefit of all or any of such HG Stockholder’s Immediate Family.  As used in this Agreement, the term “Immediate Family” means, with respect to any HG Stockholder, a spouse, lineal descendants, the spouse of any lineal descendant, and brothers and sisters (or a trust, all of whose current beneficiaries are members of an Immediate Family of the HG Stockholder).  In connection with and as a condition to each permitted transfer, the Permitted Transferee shall deliver to the Escrow Agent a stock power signature medallion guaranteed separate from the stock certificate executed by the transferring HG Stockholder or where applicable, an order of a court of competent jurisdiction, evidencing the transfer of shares to the Permitted Transferee, together with five (5) stock powers signature medallion guaranteed separate from the stock certificate executed in blank by the Permitted Transferee with respect to the shares transferred to the Permitted Transferee.  Upon receipt of such documents, the Escrow Agent shall deliver to Kitara’s transfer agent the original share certificate out of which the assigned shares are to be transferred, together with the executed stock power signature medallion guaranteed separate from the share certificate executed by the transferring stockholder, or a copy of the applicable court order, and shall request that Kitara issue new certificates representing (m) the number of shares, if any, that continue to be owned by the transferring HG Stockholder, and (n) the number of shares owned by the Permitted Transferee as the result of such transfer.  Health Guru, the transferring HG Stockholder and the Permitted Transferee shall cooperate in all respects with the Escrow Agent in documenting each such transfer and in effectuating the result intended to be accomplished thereby.  During the Escrow Period, no Owner shall pledge or grant a security interest in such Owner’s shares of Kitara Common Stock included in the Escrow Fund or grant a security interest in such Owner’s rights under this Agreement.

2.            (a)            Kitara and the HG Stockholders, acting through the Representative, who has been appointed by the HG Stockholders to take all necessary actions and make all decisions on behalf of the HG Stockholders with respect to their rights to indemnification pursuant to Article VI of the Merger Agreement, may make a claim for indemnification pursuant to the Merger Agreement (“Indemnification Claim”) against the Escrow Fund by giving notice (a “Notice”) to the Representative in the case of a claim made by Kitara and to Kitara in the case of a claim made by the Representative (either party against whom a claim is being made, the “Indemnifying Party”), with a copy to the Escrow Agent, specifying (i) a brief description of the nature of the Indemnification Claim, (ii) the total amount of the actual out-of-pocket Loss or the anticipated potential Loss (including any costs or expenses which have been or may be reasonably incurred in connection therewith), and (iii) whether such Loss may be covered (in whole or in part) under any insurance and the estimated amount of such Loss which may be covered under such insurance.  Kitara or the Representative giving notice (the “Claimant”) also shall deliver to the Escrow Agent (with a copy to the Indemnifying Party), concurrently with its delivery to the Escrow Agent of the Notice, a certification as to the date on which the Notice was delivered to the Indemnifying Party.

(b)           If the Indemnifying Party shall give a notice to the Claimant (with a copy to the Escrow Agent) (a “Counter Notice”), within 30 days following the date of receipt (as specified in the Claimant’s certification) by the Indemnifying Party of a copy of the Notice, disputing (i) the amount of actual out-of-pocket or anticipated potential Loss specified in the Notice, (ii) whether the Indemnification Claim is indemnifiable under the Merger Agreement, or (iii) whether such Loss is covered (in whole or in part) under any insurance and the estimated amount of such Loss which is covered, Kitara and the Representative shall attempt to resolve such dispute by voluntary settlement as provided in paragraph 2(c) below. If no Counter Notice with respect to an Indemnification Claim is received by the Escrow Agent from the Indemnifying Party within such 30-day period, the Indemnification Claim shall be deemed to be an Established Claim (as hereinafter defined) for purposes of this Agreement.

(c)           If the Indemnifying Party delivers a Counter Notice to the Escrow Agent, the Claimant and the Indemnifying Party shall, during the period of 60 days following the delivery of such Counter Notice or such greater period of time as the parties may agree to in writing (with a copy to the Escrow Agent), attempt to resolve the dispute with respect to which the Counter Notice was given.  If the Claimant and the Indemnifying Party shall reach a settlement with respect to any such dispute, they shall jointly deliver written notice of such settlement to the Escrow Agent specifying the terms thereof.  If the Claimant and the Indemnifying Party shall be unable to reach a settlement with respect to a dispute, such dispute shall be resolved by arbitration pursuant to paragraph 2(d) below.

(d)           If the Claimant and the Indemnifying Party cannot resolve a dispute prior to expiration of the 60-day period referred to in paragraph 2(c) above (or such longer period as the parties may have agreed to in writing), then such dispute shall be submitted (and either party may submit such dispute) to a single arbitrator for arbitration before the American Arbitration Association (“AAA”) in accordance with its rules. The Claimant and the Indemnifying Party shall attempt to agree upon an arbitrator; if they shall be unable to agree upon an arbitrator within 10 days after the dispute is submitted for arbitration, then either the Claimant or the Indemnifying Party, upon written notice to the other, may apply for appointment of such single arbitrator by the AAA in accordance with its rules.  Each party shall pay its own fees and expenses for the arbitration, except that any costs and charges by the AAA and any fees of the arbitrator for his services shall be assessed against the losing party by the arbitrator.  The arbitrator shall render his decision within 90 days after his appointment.  Such decision and award shall be in writing and shall be final and conclusive on the parties, and counterpart copies thereof shall be delivered to each of the parties.  Judgment may be obtained on the decision of the arbitrator so rendered in any court having jurisdiction, and may be enforced in any such court.  If the arbitrator shall fail to render his decision or award within such 90-day period, either the Claimant or the Indemnifying Party may apply to any New York state court sitting in New York County, New York, or any federal court sitting in such county then having jurisdiction, by action, proceeding or otherwise, as may be proper to determine the matter in dispute consistently with the provisions of this Agreement.  The parties consent to the exclusive jurisdiction of the New York state courts sitting in New York County or any federal court having jurisdiction and sitting in such county for this purpose. The prevailing party (or either party, in the case of a decision or award rendered in part for each party) shall send a copy of the arbitration decision or of any judgment of the court to the Escrow Agent.

(e)           As used in this Agreement, “Established Claim” means any (i) Indemnification Claim deemed established pursuant to the last sentence of paragraph 2(b) above, (ii) Indemnification Claim resolved in favor of a Claimant by settlement pursuant to paragraph 2(c) above, resulting in a dollar award to the Claimant, (iii) Indemnification Claim established by the decision of an arbitrator pursuant to paragraph 2(d) above, resulting in a dollar award to a Claimant, (iv) Third Party Claim that has been sustained by a final determination (after exhaustion of any appeals) of a court of competent jurisdiction, or (v) Third Party Claim that Kitara and the Representative have jointly notified the Escrow Agent has been settled in accordance with the provisions of the Merger Agreement; provided that, subject to the terms of the Merger Agreement, notwithstanding anything herein, no Indemnification Claim by Kitara on the one hand or the HG Stockholders on the other hand shall become an Established Claim unless and until the aggregate amount of indemnification Losses (as defined in the Merger Agreement) by Kitara on the one hand or the HG Stockholders on the other hand exceeds $250,000 (the “Deductible”), in which event only the amount of such Established Claim(s) in excess of $250,000 shall be payable; provided, further, however, that with respect to an Indemnification Claim made pursuant to Section 6.1(a)(iii) of the Merger Agreement (the “Identified Indemnification Claim”), any Losses incurred as a result of such Identified Indemnification Claim shall be doubled and then shall apply against the Deductible.

(f)           (i)           Promptly after an Indemnification Claim becomes an Established Claim, Kitara and the Representative shall jointly deliver a notice to the Escrow Agent (a “Joint Notice”) directing the Escrow Agent to pay to the Claimant, and the Escrow Agent promptly shall pay to such Claimant, an amount of Escrow Shares, subject to the provisions of Sections 2(f)(ii) and (iii) below, equal to (subject to the Deductible described in Section 2(e) above and Section 8.4(c) of the Merger Agreement) the aggregate dollar amount of the Established Claim (or, if at such time there remains in the Escrow Fund less than the full amount payable by any Owner to Kitara, the full amount remaining in the Escrow Fund attributable to such Owner).

   (ii)           Payment to Kitara of an Established Claim related to the inaccuracy or breach of any representation or warranty of the Signing Holders or the non-fulfillment or breach of any covenant or agreement of the Signing Holders, shall be made from the account maintained for the HG Stockholders from the account of the particular Signing Holder.  Payment to Kitara of an Established Claim related to the inaccuracy or breach of any representation or warranty of Health Guru or the non-fulfillment or breach of any covenant or agreement of Health Guru shall be made, first, from Escrow Shares pro rata from the accounts maintained for the HG Stockholders on behalf of Joshua Silberstein and Christopher Bruno and then, from Escrow Shares pro rata from the accounts maintained by the HG Stockholders on behalf of each other Owner.  Payment of an Established Claim to the HG Stockholders shall be made by release of Escrow Shares to the HG Stockholders pro rata from the accounts maintained on behalf of the HG Stockholders.  For purposes of each payment, such shares shall be valued at the “Fair Market Value” (as defined below).  However, in no event shall the Escrow Agent be required to calculate Fair Market Value, make a determination of the aggregate number of shares to be delivered or released in satisfaction of any Established Claim or make a determination as to the proportion of any Established Claim attributable to Health Guru; rather, such calculation shall be included in and made part of the Joint Notice.  The Escrow Agent shall transfer out of the Escrow Fund that number of shares of Kitara Common Stock necessary to satisfy each Established Claim, as set out in the Joint Notice.  Any dispute between Kitara and the Representative concerning the calculation of Fair Market Value, the number of shares necessary to satisfy any Established Claim, the proportion of any Established Claim attributable Health Guru, or any other dispute regarding a Joint Notice, shall be resolved between Kitara and the Representative in accordance with the procedures specified in paragraph 2(d) above, and shall not involve the Escrow Agent.   Each transfer of shares in satisfaction of an Established Claim shall be made by the Escrow Agent delivering to Claimant one or more stock certificates held in each Owner’s account evidencing not less than such Owner’s pro rata portion of the aggregate number of shares specified in the Joint Notice, and in the case of claims made by Kitara, together with stock powers signature medallion guaranteed separate from the stock certificate executed in blank by such Owner and completed by the Escrow Agent in accordance with instructions included in the Joint Notice.  Upon receipt of the stock certificates and stock powers, Kitara shall deliver to the Escrow Agent new certificates representing the number of shares in the Escrow Fund owned by each Owner after such payment.  The parties hereto (other than the Escrow Agent) agree that the foregoing right to make payments of Established Claims in shares of Kitara Common Stock may be made notwithstanding any other agreements restricting or limiting the ability of any Owner to sell any shares of Kitara Common Stock or otherwise.  Kitara and the Representative shall be required to exercise utmost good faith in all matters relating to the preparation and delivery of each Joint Notice.  As used in this Section 2, “Fair Market Value” means the average reported closing price for the shares of Kitara Common Stock for the ten trading days ending on the last trading day prior to (x) the day the Established Claim is paid with respect to Indemnification Claims paid on or before the fifth Business Day after Kitara is required to file its Annual Report on Form 10-K for the fiscal year ending December 31, 2014 but in no event later than April 15, 2015 (the “Escrow Release Date”), and (y) the Escrow Release Date with respect to shares constituting the Pending Claims Reserve (as hereinafter defined) on the Escrow Release Date.

(iii)           Notwithstanding anything herein to the contrary, at such time as an Indemnification Claim has become an Established Claim, each Owner shall have the right to substitute for his, her or its Escrow Shares that otherwise would be paid to Kitara in satisfaction of such claim (the “Claim Shares”) cash in an amount equal to the Fair Market Value of the Claim Shares (“Substituted Cash”).  In such event (i) the Joint Notice shall include a statement describing the substitution of Substituted Cash for the Claim Shares, and (ii) substantially contemporaneously with the delivery of such Joint Notice, the Representative shall cause currently available funds to be delivered to the Escrow Agent in an amount equal to the Substituted Cash.  Upon receipt of such Joint Notice and Substituted Cash, the Escrow Agent shall (y) in payment of the Established Claim described in the Joint Notice, deliver the Substituted Cash to Kitara in lieu of the Claim Shares, and (z) cause the Claim Shares to be returned to the Representative identified in the Joint Notice on behalf of the applicable Owner.

3.             On the first Business Day after the Escrow Release Date, upon receipt of a Joint Notice, the Escrow Agent shall distribute and deliver to each Owner share certificates representing the shares of Kitara Common Stock then in such Owner’s account in the Escrow Fund, unless at such time there are any Indemnification Claims with respect to which Notices have been received but which have not been resolved pursuant to Section 2 hereof or in respect of which the Escrow Agent has not been notified of, and received a copy of, a final determination (after exhaustion of any appeals) by a court of competent jurisdiction, as the case may be and for which the aggregate Losses to the HG Stockholders, or to Kitara, under such Indemnification Claims exceed $250,000 as described in Section 2.(e) above (in either case, “Pending Claims”). If the resolution or final determination of any Pending Claims on behalf of Kitara would result in an amount payable to Kitara in excess of $250,000, the Escrow Agent shall retain, and the total amount of such distributions to such Owner shall be reduced by, the “Pending Claims Reserve” (as hereafter defined).  Kitara and the Representative shall certify to the Escrow Agent the number of shares of Kitara Common Stock to be retained therefor.  Thereafter, if any Pending Claim on behalf of Kitara becomes an Established Claim, Kitara and the Representative shall deliver to the Escrow Agent a Joint Notice directing the Escrow Agent to pay to Kitara an amount in respect thereof determined in accordance with Section 2(f) above. If any Pending Claim is resolved against Kitara, Kitara and the Representative shall deliver to the Escrow Agent a Joint Notice directing the Escrow Agent to pay to each Owner the amount by which the remaining portion of his account in the Escrow Fund exceeds the then Pending Claims Reserve.  Upon resolution of all Pending Claims, Kitara and the Representative shall deliver to the Escrow Agent a Joint Notice directing the Escrow Agent to pay to such Owner the remaining portion of his or her account in the Escrow Fund.  As used in this Section 3, the “Pending Claims Reserve” shall mean, at the time any such determination is made, that number of shares of Kitara Common Stock in the Escrow Fund having a Fair Market Value equal to the sum of the aggregate dollar amounts claimed to be due with respect to all Pending Claims on behalf of Kitara that is in excess of $250,000 (as shown in the Notices of such Claims).

4.             The Escrow Agent, Kitara and the Representative shall cooperate in all respects with one another in the calculation of any amounts determined to be payable to Kitara and the Owners in accordance with this Agreement and in implementing the procedures necessary to effect such payments.

5.             (a)           The Escrow Agent undertakes to perform only such duties as are expressly set forth herein.  It is understood that the Escrow Agent is not a trustee or fiduciary and is acting hereunder merely in a ministerial capacity.

(b)           The Escrow Agent shall not be liable for any action taken or omitted by it in good faith and in the exercise of its own best judgment, and may rely conclusively and shall be protected in acting upon any order, notice, demand, certificate, opinion or advice of counsel (including counsel chosen by the Escrow Agent), statement, instrument, report or other paper or document (not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained) which is believed by the Escrow Agent to be genuine and to be signed or presented by the proper person or persons.  The Escrow Agent shall not be bound by any notice or demand, or any waiver, modification, termination or rescission of this Agreement unless evidenced by a writing delivered to the Escrow Agent signed by the proper party or parties and, if the duties or rights of the Escrow Agent are affected, unless it shall have given its prior written consent thereto.

(c)           The Escrow Agent’s sole responsibility upon receipt of any notice requiring any payment to Kitara pursuant to the terms of this Agreement or, if such notice is disputed by Kitara or the Representative, the settlement with respect to any such dispute, whether by virtue of joint resolution, arbitration or determination of a court of competent jurisdiction, is to pay to Kitara the amount specified in such notice, if any, and the Escrow Agent shall have no duty to determine the validity, authenticity or enforceability of any specification or certification made in such notice.

(d)           The Escrow Agent shall not be liable for any action taken by it in good faith, and may consult with counsel of its own choice and shall have full and complete authorization and indemnification under Section 5(f), below, for any action taken or suffered by it hereunder in good faith and in accordance with the opinion of such counsel.

(e)           The Escrow Agent may resign at any time and be discharged from its duties as escrow agent hereunder by giving the other parties hereto thirty (30) days’ written notice of such resignation.  Such resignation or removal shall become effective at such time that the Escrow Agent shall turn over the Escrow Fund to the successor escrow agent appointed jointly by Kitara and the Representative.  If no new escrow agent is so appointed within the sixty (60) day period following the giving of such notice of resignation, the Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor escrow agent or for other appropriate relief, and deposit the Escrow Fund with such successor escrow agent appointed thereby.

(f)           Indemnification of Escrow Agent.

(i)           From and at all times after the date of this Agreement, Kitara shall, to the fullest extent permitted by law and to the extent provided herein, indemnify and hold harmless the Escrow Agent and each director, officer, employee, attorney, agent and affiliate of the Escrow Agent (collectively, the “Escrow Agent Parties”) against any and all actions, claims (whether or not valid), losses, damages, liabilities, costs and expenses of any kind or nature whatsoever (including without limitation reasonable fees, costs and expenses of one outside counsel (but not internal counsel)) (collectively for purposes of this Section 5(f), “Losses”) actually incurred by any of the Escrow Agent Parties from and after the date hereof, whether direct, indirect or consequential, as a result of or arising from or in any way relating to any claim, demand, suit, action or proceeding (including any inquiry or investigation) by any person, including, without limitation, Kitara, Health Guru or the HG Stockholders, asserting a claim for any legal or equitable remedy against any person under any statute or regulation, including, but not limited to, any federal or state securities laws, or under any common law or equitable cause or otherwise, arising from or in connection with the negotiation, preparation, execution, performance or failure of performance of this Agreement or any transactions contemplated herein, whether or not any such Escrow Agent Party is a party to any such action, proceeding, suit or the target of any such inquiry or investigation; provided, however, that no Escrow Agent Party shall have the right to be indemnified hereunder for (i) any Losses to the extent they are finally determined by a court of competent jurisdiction, subject to no further appeal, to be attributable to the gross negligence or willful misconduct of such Escrow Agent Party or (ii) any settlements entered into by an Escrow Agent Party without Kitara’s written consent which shall not be unreasonably withheld.

 (ii)           If any such action or claim shall be brought or asserted against any Escrow Agent Party, such Escrow Agent Party shall promptly notify the other parties in writing, and Kitara shall assume the defense thereof, including the employment of counsel and the payment of all reasonable expenses.  Such Escrow Agent Party shall, in its sole discretion, have the right to employ separate counsel (who may be selected by such Escrow Agent Party in its sole discretion) in any such action and to participate in the defense thereof, and the reasonable fees and expenses of such counsel shall be paid by such Escrow Agent Party, except that Kitara shall be required to pay such reasonable fees and expenses if (i) Kitara agrees to pay such reasonable fees and expenses, (ii) Kitara shall fail to assume the defense of such action or proceeding or shall fail, in the reasonable determination of such Escrow Agent Party, to employ counsel satisfactory to the Escrow Agent Party in any such action or proceeding, (iii) Kitara, Health Guru or the HG Stockholders are the plaintiff in any such action or proceeding or (iv) the named or potential parties to any such action or proceeding (including any potentially impleaded parties) include both the Escrow Agent Party and any of Kitara, Health Guru and/or the HG Stockholders, and the Escrow Agent Party shall have been advised by counsel that there may be one or more legal defenses available to it which are different from or additional to those available to Kitara, Health Guru or the HG Stockholder.  All such reasonable fees and expenses payable by Kitara pursuant to the immediately preceding sentence shall be paid from time to time as incurred, both in advance of and after the final disposition of such action or claim.  The Losses of the Escrow Agent Parties shall be payable by Kitara.  The obligations of Kitara under this Section 5(f) shall survive any termination of this Agreement and the resignation or removal of the Escrow Agent and shall be independent of any obligation of the Escrow Agent.

 (g)           The Escrow Agent shall be entitled to reasonable compensation from Kitara for all services rendered by it hereunder as set forth on Schedule 5(g) hereto.  The Escrow Agent shall also be entitled to reimbursement from Kitara for all reasonable expenses paid or incurred by it in the administration of its duties hereunder including, but not limited to, all reasonable counsel, advisors’ and agents’ fees and disbursements and all taxes or other governmental charges.

(h)           From time to time on and after the date hereof, Kitara and the Representative shall deliver or cause to be delivered to the Escrow Agent such further documents and instruments and shall do or cause to be done such further acts as the Escrow Agent shall reasonably request to carry out more effectively the provisions and purposes of this Agreement, to evidence compliance herewith or to assure itself that it is protected in acting hereunder.

6.            This Agreement expressly sets forth all the duties of the Escrow Agent with respect to any and all matters pertinent hereto. No implied duties or obligations shall be read into this Agreement against the Escrow Agent. The Escrow Agent shall not be bound by the provisions of any agreement among the parties hereto except this Agreement and shall have no duty to inquire into the terms and conditions of any agreement made or entered into in connection with this Agreement, including, without limitation, the Merger Agreement.

7.            This Agreement shall inure to the benefit of and be binding upon the parties and their respective heirs, successors, assigns and legal representatives and shall be governed by and construed in accordance with the law of New York applicable to contracts made and to be performed therein.  This Agreement cannot be changed or terminated except by a writing signed by Kitara, the Representative and the Escrow Agent.

8.            All disputes arising under this Agreement between Kitara and the Representative, including a dispute arising from a party’s failure or refusal to sign a Joint Notice or to deliver any notice or other document required hereunder, shall be submitted to arbitration in the same manner as disputes under the Merger Agreement are to be arbitrated pursuant to Section 10.8 thereof. Kitara and the Representative each hereby consent to the exclusive jurisdiction of the federal and state courts sitting in New York County, New York, with respect to any claim or controversy arising out of this Agreement. Service of process in any action or proceeding brought against Kitara or the Representative in respect of any such claim or controversy may be made upon it by registered mail, postage prepaid, return receipt requested, at the address specified in Section 9.

9.            All notices and other communications under this Agreement shall be in writing and shall be deemed given if given by hand or delivered by nationally recognized overnight carrier, or if given by telecopier and confirmed by mail (registered or certified mail, postage prepaid, return receipt requested), to the respective parties as follows:

A.           If to Kitara, to it at:

525 Washington Blvd., Suite 2620
Jersey City, New Jersey 07310
Attention: Robert Regular
Facsimile: __________

with a copy to:

Graubard Miller
The Chrysler Building
405 Lexington Avenue
New York, New York  10174-1901
Attention:  David Alan Miller, Esq.
Facsimile: 212-818-8881

B.           If to the Representative, to it at:

Reitler Kailas & Rosenblatt LLC
885 3rd Avenue
New York, NY 10022
Attn:  Michael Hirschberg, Esq.
Facsimile: 212-371-5500

C.           If to the Escrow Agent, to it at:

Continental Stock Transfer & Trust Company
17 Battery Place
New York, New York 10004
Attention: Mark Zimkind
Telecopier No.: 212-509-5150

or to such other person or address as any of the parties hereto shall specify by notice in writing to all the other parties hereto.

10.           (a)           All notices delivered to the Escrow Agent shall refer to the provision of this Agreement under which such notice is being delivered and, if applicable, shall clearly specify the aggregate dollar amount due and payable to Kitara.

(b)           This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original instrument and all of which together shall constitute a single agreement.

(c)           When reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise specified.

[Signatures are on following page]

IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement on the date first above written.

KITARA MEDIA CORP.

By:	/s/ Robert Regular
Name:	Robert Regular
Title:	Chief Executive Officer

REPRESENTATIVE:

REITLER KAILAS & ROSENBLATT LLC

By:	/s/ Michael Hirschberg
Name:	Michael Hirschberg
Title:	Partner

ESCROW AGENT:

CONTINENTAL STOCK TRANSFER &
TRUST COMPANY

By:	/s/ John W. Comer, Jr.
Name:	John W. Comer, Jr.
Title:	Vice President